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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

[X] Form 10-KSB   [ ] Form 11-K   [ ] Form 10-QSB   [ ] Form N-SAR
For Period Ended:   December 31, 1997

[ ] Transition Report on Form 10-K

[ ] Transition Report on Form 20-F

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q

[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
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         Read Attached Instruction Sheet Before Preparing Form.  Please Print
         or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

         Full Name of Registrant:                 MIGRATEC, INC.
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         Former Name if Applicable:               ONE-UP CORPORATION
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         12801  Stemmons Freeway, #710 Address of Principal Executive Office
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         (Street and Number) Farmers Branch, Texas 75234  City, State and
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         Zip Code
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PART II - RULES 12B-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [Paragraph 23,047], the following should be completed. (Check box, if appropriate)

[X]      (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)     The subject annual report, semi-annual report, transition
report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [Amended in Release No. 34-26589 (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.]

[ ]      (c)     The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.

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PART III -  NARRATIVE

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State below in reasonable detail the reasons why the Form 1O-KSB, 20-F, 11-K,
10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. [Amended in Release No. 34-26589 (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.]

         The Company could not obtain all the required information, particularly the financial information, necessary to complete the Form 10-KSB filing due to the fact that it is currently in the process of completing a private offering of its securities.





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PART IV - OTHER INFORMATION

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         (1)     Name and telephone number of person to contact in regard to this notification:

         James M. Schneider, Esq., counsel to the Company    (954) 763-1200
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         (Name)                                 (Area Code) (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is NO, identify report(s).

                         [X] Yes                         [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                         [ ] Yes                         [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              MIGRATEC, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                            MIGRATEC, INC.

Date:  March 30, 1998                       By: /s/ Curits Overstreet
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                                            Its: President





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